Exhibit 10.63

AMENDMENT NO. 1 TO THE

PATRIOT COAL CORPORATION

SUPPLEMENTAL 401(k) RETIREMENT PLAN

WHEREAS, Patriot Coal Corporation (“Company”) previously adopted the Patriot Coal Corporation Supplemental 401(k) Retirement Plan (“Plan”); and

WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 12.1 thereof; and

WHEREAS, the Company desires to amend the Plan in accordance with certain provisions of Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, effective as January 1, 2009, the Company amends the Plan as follows:

1. Section 8.1 is amended by adding the following sentence at the end thereof:

For purposes of this Plan, a “termination of employment” shall mean a “separation from service” within the meaning of Section 409A of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Plan, references to a Participant’s “termination, “termination of employment” or like terms shall mean “separation from service.”

2. Section 12.2 is amended by adding the following sentence at the end thereof:

No such termination shall affect (i) the timing of any distribution of any benefits hereunder, or (ii) any deferral elections for the year in which the termination occurs, unless such termination meets the requirements of Section 409A of the Code and other applicable guidance.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed this 5th day of December, 2008.

PATRIOT COAL CORPORATION

By:	/s/ Mary Kohlmiller